Exh. 99.D



                               AUG CALIFORNIA,INC.

                   UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                          JULY 31, 1995, 1994 AND 1993


                                      INDEX



                                                          PAGE
                                                          ----

Consolidated Balance Sheets .............................   1

Consolidated Statements of Operations ...................   2

Consolidated Statements of Cash Flows ...................   3

Notes to Consolidated Financial Statements ..............   4

                      AUG CALIFORNIA, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                   (UNAUDITED)



                                                                                    JULY 31,
                                                                           -------------------------
                                                                               1995          1994
                                                                           -----------   -----------
                                     ASSETS
Current assets:
   Cash ...................................................................$   344,000   $    56,000
   Trade accounts receivable, less allowance for doubtful accounts
     of $221,000 and $262,000, respectively ...............................  5,310,000     4,945,000
   Inventories (Note 3) ...................................................  6,406,000     6,402,000
   Prepaid expenses .......................................................    184,000       779,000
   Other current assets ...................................................    324,000       117,000

       Total current assets ............................................... 12,568,000    12,299,000
                                                                            -----------   -----------
   Property and equipment, net (Note 4) ...................................  5,337,000     3,609,000
   Other assets ...........................................................     41,000       147,000
                                                                           -----------   -----------
                                                                           $17,946,000   $16,055,000
                                                                           ===========   ===========
                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Short-term borrowings (Note 6) .........................................  3,532,000     2,540,000
   Accounts payable .......................................................  2,276,000     2,142,000
   Accrued liabilities  (Note 5) ..........................................  1,837,000     1,088,000
   Income taxes payable (Note 7) ..........................................    986,000
   Intercompany payable (Note 10) .........................................                1,840,000
                                                                           -----------   -----------
       Total current liabilities ..........................................  8,631,000     7,610,000
Long-term borrowings (Note 6) .............................................    634,000       870,000
Deferred income taxes .....................................................    234,000       232,000
                                                                           -----------   -----------
       Total liabilities ..................................................  9,499,000     8,712,000
                                                                           -----------   -----------
Commitments and contingencies (Note 9)

Shareholders' equity (Notes 8 and 11):

   Preferred stock, $.01 par value; 10,000,000 shares authorized;
     no shares issued or outstanding, .....................................       --            --
   Common stock, $.001 par value; 50,000,000 shares authorized; 100
     shares issued and outstanding ........................................       --            --
   Common stock, Class B, non-voting, .01 par value, 25,000,000
     shares authorized, no shares issued and outstanding ..................       --            --
   Contributed capital ....................................................  6,152,000     6,152,000
   Retained earnings ......................................................  2,295,000     1,191,000
                                                                           -----------   -----------
       Total shareholders' equity .........................................  8,447,000     7,343,000
                                                                           -----------   -----------
                                                                           $17,946,000  $ 16,055,000
                                                                           ===========  ============

                      AUG CALIFORNIA, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (UNAUDITED)



                                                         YEAR ENDED JULY 31,
                                               --------------------------------------
                                                  1995          1994          1993
                                               -----------  -----------   -----------
Net sales ..................................   $37,441,000   $34,820,000   $30,983,000
Cost of goods sold .........................    31,067,000    29,103,000    26,169,000
                                               -----------   -----------   -----------
       Gross profit ........................     6,374,000     5,717,000     4,814,000
Selling, general and administrative expenses     3,090,000     2,704,000     2,673,000
Closure of Mexican inspection operation ....     1,115,000          --            --
                                               -----------   -----------   -----------
       Operating income ....................     2,169,000     3,013,000     2,141,000
Interest expense, net (Note 8) .............       239,000       339,000       276,000
                                               -----------   -----------   -----------
Income before income taxes .................     1,930,000     2,674,000     1,865,000
Provision for income taxes (Note 6) ........       826,000     1,069,000       746,000
                                               -----------   -----------   -----------
Net income .................................   $ 1,104,000   $ 1,605,000   $ 1,119,000
                                               ===========   ===========   ===========

                      AUG CALIFORNIA, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   (UNAUDITED)




                                                                           YEAR ENDED JULY 31,
                                                                --------------------------------------------
                                                                     1995           1994           1993
                                                                -------------  --------------  -------------
Cash flows from operating activities:
   Net income ................................................   $ 1,104,000    $ 1,605,000    $ 1,119,000
Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization ...........................       826,000        648,000        636,000
     Deferred tax provision ..................................       160,000        150,000        120,000
     Loss on sale of fixed assets ............................       117,000           --             --
     Change in assets and liabilities:
       Trade accounts receivable .............................      (365,000)       285,000       (681,000)
       Inventories ...........................................        (4,000)      (204,000)        80,000
       Prepaid expenses and other current assets .............       719,000       (145,000)       200,000
       Accounts payable ......................................       134,000         (9,000)      (282,000
       Accrued liabilities ...................................       680,000        176,000       (254,000)
       Income taxes payable ..................................       986.000           --             --
                                                                 -----------    -----------    -----------
       Net cash provided by operating activities .............     4,037,000      1,708,000        862,000
                                                                 -----------    -----------    -----------
Cash flows from investing activities:
   Purchase of property and equipment ........................    (2,667,000)      (730,000)      (713,000)
     Proceeds on sales of fixed assets .......................         2,000           --             --
                                                                 -----------    -----------    -----------
       Net cash used in investing activities .................    (2,665,000)      (730,000)      (713,000)
                                                                 -----------    -----------    -----------
Cash flows from financing activities:
   Net borrowings (payments) under revolving credit agreements       351,000       (898,000)     3,022,000
   Net borrowings (payments) under term loans ................       435,000         33,000       (475,000)
   Principal payments under capitalized lease obligations ....       (30,000)       (28,000)       (25,000)
    Reduction in intercompany payable ........................    (1,840,000)         8,000     (2,594,000)
     Net cash (used in) financing activities .................    (1,084,000)      (885,000)       (72,000)
                                                                 -----------    -----------    -----------
Net increase in cash .........................................       288,000         88,000         77,000
Cash (overdraft)at beginning of year .........................        56,000        (32,000)      (109,000)
                                                                 -----------    -----------    -----------
Cash (overdraft) at end of year ..............................   $   344,000    $    56,000    $   (32,000)
                                                                 ===========    ===========    ===========

                                       3

                      AUG CALIFORNIA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (UNAUDITED)


1.       DESCRIPTION OF BUSINESS

         AUG California, Inc. (The Company) was a wholly owned subsidiary of American United Global, Inc. (AUGI). Through its operating subsidiaries, National O-Ring and Stillman Seal, the Company had designed, manufactured and distributed a full range of standard-size, synthetic rubber, rubber-to- metal bonded, o-ring sealing devices and molded rubber shapes for use in automotive, commercial aerospace, defense and industrial applications. (See Note 10).

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

         INVENTORY VALUATION

         Inventories are stated at the lower of cost or market. Cost is determined based upon the first-in, first-out method.

         PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost less accumulated depreciation. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, ranging from 3 to 10 years. Expenditures for additions, replacements and major improvements are capitalized. Repairs and maintenance costs are expensed as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts; any gain or loss thereon is included in the results of operations.

         INCOME TAXES

         The Company accounts for income taxes under Statement of Financial Accounting standards (SFAS) No. 109 which requires the recognition of deferred tax liabilities and assets for the expected future consequences of temporary differences between the carrying amounts for financial reporting purposes and the tax bases of assets and liabilities.

                       AUG CALIFORNIA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (UNAUDITED)


The Company had an informal tax sharing agreement and filed a consolidated federal income tax return with AUGI. Income taxes as presented in the accompanying unaudited financial statements are provided on a separate company basis. Taxes paid by AUGI for the benefit of the Company have been treated as additional contributed capital.

3.       INVENTORIES

         Inventories consist of the following:

                                                                           JULY 31,
                                                                 --------------------------
                                                                     1995            1994
                                                                 ----------    ------------
Raw materials ...............................................   $ 1,179,000    $   937,000
Work in process .............................................     2,645,000      2,282,000
Finished goods ..............................................     3,379,000      3,653,000
                                                                -----------    -----------
                                                                  7,203,000      6,872,000
                                                                -----------    -----------
           Less:  Allowance for obsolete and excess inventory      (797,000)      (470,000)
                                                                -----------    -----------
                                                                $ 6,406,000    $ 6,402,000
                                                                ===========    ===========

4.       PROPERTY AND EQUIPMENT

         Property and equipment consist of the following:


                                                                         JULY 31,
                                                                -------------------------
                                                                     1995         1994
                                                                -----------  ------------
Machinery and equipment .......................................   6,879,000  $ 4,983,000
Furniture and office equipment ................................     320,000      323,000
Computer equipment ............................................   1,069,000    1,024,000
Construction in progress ......................................     855,000      360,000
Vehicles ......................................................     205,000      199,000
                                                                -----------    ---------
                                                                  9,328,000    6,889,000
Less:  Accumulated depreciation ...............................  (3,991,000)  (3,280,000)
                                                                -----------   ----------
Property plant & equipment, net ...............................   5,337,000   $3,609,000
                                                                ===========   ==========

                      AUG CALIFORNIA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (UNAUDITED)



5. ACCRUED LIABILITIES:


   Accrued liabilities consist of the following:              JULY 31,
                                                     -------------------------
                                                         1995          1994
                                                         ----          ----
      Employee compensation and benefits..........   $    821,000  $   776,000
      Accrued closure costs.......................        568,000         -
      Other.......................................        448,000      312,000
                                                     ------------  -----------
                                                     $  1,837,000  $ 1,088,000
                                                     ------------  -----------

6.       BORROWINGS

        Borrowings consist of the following:


                                                                                 JULY 31,
                                                                       --------------------------
                                                                           1995          1994
                                                                           ----          ----
       Revolving credit payable to Congress Financial Corporation      $ 2,501,000    $ 2,150,000
       Term loan payable to Congress Financial Corporation ..........      870,000      1,230,000
       Term loan payable to G.E. Capital Corporation ................      795,000           --
       Capital lease obligations ....................................         --           30,000
                                                                       -----------    -----------
                                                                         4,166,000      3,410,000
      Less:  Current portion ........................................   (3,532,000)     2,540,000
                                                                       -----------    -----------
                                                                       $   684,000    $   870,000
                                                                       ===========    ===========

                      AUG CALIFORNIA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (UNAUDITED)


7.       INCOME TAXES

         The provision (benefit) for income taxes comprises the following:

                                  YEAR ENDED JULY 31,
               --------------------------------------------------
                     1995               1994            1993
               ---------------  ---------------   ---------------
Current:
 Federal.....   $   774,000        $   957,000        $   676,000
 State ......       212,000            262,000            190,000
                -----------        -----------        -----------
                    986,000          1,219,000            866,000
                -----------        -----------        -----------
Deferred:
 Federal.....      (123,000)          (118,000)           (95,000)
 State ......       (37,000)           (32,000)           (25,000)
                -----------        -----------        -----------
                   (160,000)          (150,000)          (120,000)
                -----------        -----------        -----------
                $   826,000        $ 1,069,000        $   746,000
                ===========        ===========        ===========



      The principal reasons for the variation from the customary relationship between income taxes at the statutory federal rate and that shown in the consolidated statement of income are as follows:

                                                 YEAR ENDED JULY 31,
                                   --------------------------------------------
                                      1995           1994              1993
                                   -----------    -----------       -----------

Statutory federal income tax rate  $(2,009,000)  $(2,009,000)      $  495,000
Valuation allowance .............    1,011,000     1,011,000          590,000
State income taxes, net of
 federal income tax benefit .....     (152,000)      152,000)         159,000
Other ...........................       49,000        49,000          110,000
                                   -----------   -----------       -----------
                                   $(1,101,000)   (1,101,000)       1,354,000
                                   ===========   ===========       ===========

      Temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities are as follows:

                                                            JULY 31,
                                                -------------------------------
                                                    1995               1994
                                                -----------        -----------
Depreciation and amortization ...........       $(1,641,000)       $(1,821,000)
                                                -----------        -----------
Gross deferred tax liabilities ..........        (1,641,000)        (1,821,000)
                                                -----------        -----------
Inventory reserve .......................           797,000            471,000
Bad debt reserve ........................           221,000            262,000
Accrued vacation and bonuses ............           519,000            500,000
State taxes, loss carryforwards and other          (116,000           (116,000)
                                                -----------        -----------
Gross Deferred Tax Assets ...............         1,421,000          1,117,000
                                                $  (220,000)       $  (703,000)
                                                ===========        ===========

                     AUG CALIFORNIA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)



8.       COMMITMENTS AND CONTINGENCIES

         LEASE COMMITMENTS

          The Company leases certain manufacturing, sales and service facilities under noncancelable operating lease agreements with terms ranging from three to ten years. Certain of the facility lease agreements provide for options to renew and generally require the Company to pay property taxes, insurance, and maintenance and repair costs. Total rent expense under all operating leases approximated $1,000,000,for each of the years ended July 31, 1995, 1994 and 1993, respectively.




         Future minimum lease payments under all operating leases as of July 31, 1995 are as follows:



1996     ....................................  1,050,000
1997     ....................................  1,039,000
1998     ....................................  1,055,000
1999     ....................................  1,072,000
2000    .....................................    679,000
Thereafter...................................  4,173,000
                                              ----------

Total annual lease payments..................  9,068,000
                                              ==========

OTHER CONTINGENCIES

CLOSURE OF MEXICAN FACILITY

   During fiscal 1995, the company closed its Mexican inspection facility and incurred non-recurring costs relating to inventory and fixed asset write-offs, lease cancellation fees and employee severance. On December 15, 1994, an action was commenced against the Company alleging, among other things, the wrongful termination of certain employees. Subsequent to July 31, 1995, an agreement was reached which provided for the payment of $449,000 in settlement of all claims relating to this matter. The Company made full provision for this settlement as of July 31, 1995 and included the amount as part of its closure costs.

                      AUG CALIFORNIA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   (UNAUDITED)


LEGAL PROCEEDINGS

The Company has been involved in certain other legal proceedings that arose in the normal course of business. These matters are not expected to have a material effect on the company's consolidated financial condition or results of operations.



9.   RELATED PARTIES

         The Company had depended upon AUGI for various services such as legal, financial and administrative. AUGI had allocated the cost of these services pro-rata amongst its business units based on respective operating revenues. The cost allocated to the Company for these services is included in selling, general & administrative expense and totaled $ $1,276,000, $901,000 and $778,000 for the fiscal years ended July 31. 1993, 1994 and 1995 respectively. Management believes that the method used to allocate these expenses reasonably reflects the actual costs of services provided.




10.  SUBSEQUENT EVENTS

     SALE OF THE COMPANY

      On July 21, 1995, AUGI signed a letter of intent to sell substantially all of the assets and liabilities of the company for approximately $25,000,000 in cash. The transaction closed on January 19, 1996. No amounts in the accompanying financial statements have been adjusted for the effects of this transaction.